Exhibit 10.1

ROYALTY AGREEMENT

Between

Computershare Trust Company of Canada
As Trustee of the
PARAMOUNT ENERGY TRUST

and

Paramount Energy Operating Corp.
As Trustee of the
PARAMOUNT OPERATING TRUST
Effective as of July 1, 2002

Table of Contents

ARTICLE 1 INTERPRETATION

1.1	Definitions	2
1.2	Definitions Incorporated by Reference	15
1.3	Construction of Terms	15
1.4	Amendments to Agreements and Laws	15
1.5	References	15
1.6	Choice of Law	15
1.7	Attornment	15
1.8	Monetary Sums	16
1.9	Accrual Method of Calculation	16
1.10	Estimates	16
1.11	No Duplication	16
1.12	References to Acts Performed by the a Trust	17
1.13	Tax Act	17

ARTICLE 2 ROYALTY

2.1	Royalty Grant	17
2.2	Royalty Applicable to After Acquired Properties	17
2.3	Deferred Royalty Purchase Payments	18
2.4	Adjustments to Payment for Royalty	19
2.5	Right to Take in Kind	19
2.6	Royalty Share of Production not Taken in Kind	21
2.7	Petroleum Substances Lost or Used in Operations	21
2.8	Not an Interest in Land	21
2.9	Reimbursement of Non-Deductible Crown Royalties	21

ARTICLE 3 ACCOUNTING

3.1	Payments from Grantor to Royalty Owner	21
3.2	Statements	22
3.3	Overpayment	22
3.4	Carry Forward of Permitted Royalty Deductions	22
3.5	Collection of Production Revenues and Other Revenues	23
3.6	Payment of Permitted Royalty Deductions	23
3.7	Payments from Royalty Owner to Grantor	23

ARTICLE 4 RESERVE AND RECLAMATION FUND

4.1	Establishment	23
4.2	Contributions to the Reserve	23
4.3	Use of Reserve and Reclamation Fund	23
4.4	Reduction and Termination of Reserve	24

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4.5	Reclamation Trust	24

ARTICLE 5 OPERATIONS

5.1	General	25
5.2	No Obligation to Develop	25
5.3	Amendment and Waiver of Provisions in Title and Operating Documents	26
5.4	Rights and Obligations	26
5.5	Marketing	26
5.6	Additional Title and Operating Documents	26
5.7	Future Acquisitions	26
5.8	Capital Expenditures	27
5.9	Borrowing	27
5.10	Costs of Tangibles and Miscellaneous Interests	27

ARTICLE 6 DISPOSITIONS

6.1	Restrictions on Disposition of Properties	27
6.2	Dispositions of Tangibles and Miscellaneous Interests	28
6.3	Dispositions of Petroleum and Natural Gas Rights	28
6.4	Merger of Interests On Concurrent Disposition	28
6.5	Proceeds of a Concurrent Disposition	28
6.6	Concurrent Disposition Documentation	29
6.7	Merger upon Farmout	29

ARTICLE 7 TERM OF AGREEMENT

7.1	Term	30

ARTICLE 8 BOOKS AND RECORDS

8.1	Examination	30
8.2	Audit	31
8.3	Confidentiality	31
8.4	Extension of Time under Limitations Act	31

ARTICLE 9 POOLING, UNITIZATION, SURRENDER AND ABANDONMENT

9.1	Pooling and Unitization	32
9.2	Surrender	32
9.3	Abandonment	32

ARTICLE 10 ASSIGNMENT

10.1	Restrictions on Assignment	32
10.2	Multiple Royalty Owners	33
10.3	Grant and Assignment of Security	33
10.4	Enforcement of Security	34

2

10.5	Dispositions Subject to This Agreement	34

ARTICLE 11 INSURANCE

11.1	Maintenance	35

ARTICLE 12 NOTICES AND PAYMENTS

12.1	Addresses for Service and Payments	35
12.2	Delivery and Deemed Receipt of Notices	35
12.3	Addresses and Telefacsimile Numbers for Service	36
12.4	Change of Address	36

ARTICLE 13 MISCELLANEOUS

13.1	Enurement	37
13.2	Waivers in Writing	37
13.3	Time of Essence	37
13.4	No Partnership	37
13.5	Severability	37
13.6	Amendments	37

ARTICLE 14 CONCERNING THE TRUSTEE AND PEOC

14.1	Acknowledgement	37

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ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT is made effective as of the 1st day of July, 2002

BETWEEN:

Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada, having an registered office in Calgary, Alberta, as trustee for and on behalf of the PARAMOUNT ENERGY TRUST, a trust formed in accordance with the laws of Alberta (the “Royalty Owner”)

and

Paramount Energy Operating Corp., a corporation incorporated under the laws of Alberta, having its registered office and principal place of business in Calgary, Alberta, as trustee for and on behalf of the PARAMOUNT OPERATING TRUST, a trust formed in accordance with the laws of Alberta (the “Grantor”).

WHEREAS:

A.	The Grantor acquired certain assets that are Canadian resource properties (as hereinafter defined) (the “Initial Assets”), as well as certain assets that are not Canadian resource properties, from Paramount Resources Ltd. (“Paramount”) pursuant to that certain Initial Assets Purchase Agreement (the “Initial Assets Purchase Agreement”) made effective as of July 1, 2002;

B.	Paramount and the Grantor have entered into the Take-Up Agreement made effective as of July 1, 2002 (the “Take-Up Agreement”) pursuant to which the Grantor agrees to purchase from Paramount certain additional assets that are Canadian resource properties or an undivided interest therein on the terms and conditions therein contained (the “Additional Assets”), as well as certain assets that are not Canadian resource properties;

C.	The Grantor wishes to enter into this Agreement for the purpose of granting the Royalty, as hereinafter defined, to the Royalty Owner and the Royalty Owner wishes to accept and pay for the Royalty on the terms of this Agreement;

D.	The Royalty shall apply to the Initial Assets and any other Properties (as hereinafter defined) acquired by the Grantor including, without limitation, the Additional Assets.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, each Party hereby agrees as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions

     In this Agreement, including the recitals and this Article 1, the following words and expressions shall have the following meanings, except where the context otherwise necessarily requires:

“Acquisition” means an acquisition by the Grantor of Petroleum and Natural Gas Rights or interests therein, either by themselves or together with interests in related Tangibles and Miscellaneous Interests;

“Acquisition Costs” means all costs and expenses incurred by the Grantor in making any Acquisition including, without limitation, the net purchase price paid for such an Acquisition, brokers fees, commissions, costs of registration of conveyances of title, and costs of consultants, lawyers, landmen, engineers and other technical advisors;

“Agreement”, “herein”, “hereto”, “hereof” and similar expressions refer to this agreement, including the recitals to this agreement, and not to any particular article, section, subsection or other subdivision of this agreement and any agreements or schedules supplemental or ancillary hereto, as any of the same may be amended, restated or replaced from time to time;

“ARTC” means credits or rebates in respect of Crown Royalties that are paid or credited by the Crown, including those paid or credited under the Alberta Corporate Tax Act that are commonly known as “Alberta Royalty Tax Credits”;

“BOE” means the number of barrels of crude oil and crude oil equivalent, determined on the basis that 6 mcf of natural gas is equivalent to one barrel of crude oil and one barrel of natural gas liquids is equivalent to one barrel of crude oil;

“Business Day” means any day other than a Saturday, Sunday, statutory holiday in the Province of Alberta or any other day on which banks in Calgary, Alberta, are not open for business;

“Canadian resource property” has the meaning attributable to such term in the Tax Act;

“Capital Expenditures” means with respect to any period, all of the Grantor’s costs respecting the drilling, completion, equipping, abandonment or recompletion of wells, the construction, acquisition or installation of gathering systems, batteries, plants, pipelines or other facilities, or any other operations or activities undertaken in respect of the Properties, acquisition costs of Properties acquired from time to time by the Grantor and all other costs relating to the Properties that are “capital costs” under GAAP and are accrued during such period, but excluding Production Costs and costs reasonably allocable to earning Other Revenues;

“Closing” means the closing of the transactions contemplated by the Initial Assets Purchase Agreement and this Agreement;

“Closing Date” means the date upon which the Closing occurs;

“Commodity Price and Currency Swaps” means exchange, swap, hedging and similar arrangements made by the Grantor, from time to time, in respect of commodity prices or rates of exchange of currencies, the purpose of which is to mitigate or eliminate exposure to fluctuations in prices of commodities or rates of exchange of currencies which affect Production Costs or Royalty Revenues;

“Concurrent Disposition” means any sale in which:

(a)	the Grantor sells any interest in the Petroleum and Natural Gas Rights comprised in the Properties;

(b)	the Royalty Owner concurrently sells a portion of the Royalty determined with reference to production from or relating to such interests; and

(c)	each of the criteria set forth in Section 6.3 is satisfied in respect of such sale;

“Credit Facilities” means any credit facilities and loans made available to the Grantor, from time to time, to fund the payment of or to refinance the payment of Acquisition Costs, Production Costs, Capital Expenditures, payment of the Royalty, or otherwise, including for greater certainty, any liabilities, obligations or indebtedness for which the Grantor becomes primarily liable as a result of having given a guarantee or provided any indemnity in respect of the liabilities, obligations or indebtedness of another Person and being called upon to honour such guarantee or indemnity;

“Crown” means Her Majesty the Queen in Right of Canada or a Province thereof;

“Crown Royalties” with respect to any period, means any amount paid or payable to or received or receivable by the Crown respecting such period by virtue of an obligation imposed by statute or a contractual obligation substituted for an obligation imposed by statute such as a royalty, tax (other than municipal or school tax), lease rental, or bonus or other amount in lieu (or in respect of the late or non-payment) thereof that may be reasonably regarded as being in relation to petroleum and natural gas rights or the production of Petroleum Substances;

“Debt Service Costs” with respect to any period, means each of the following amounts accrued in such period:

(a)	all interest, penalties, fees, indemnities, legal costs, and other costs, expenses and disbursements for which the Grantor is liable pursuant to the Credit Facilities or any document or instrument entered into by the Grantor and the Lender or made by the Grantor in favour of the Lender in connection therewith, including without limitation:

(i)	all amounts paid or payable pursuant to Credit Facilities:

(A)	on account of principal, including, without limitation, scheduled, prepaid, whether voluntary or mandatory, and accelerated payments of principal; and

(B)	on account of banker’s acceptances or letters of credit, except for amounts included in subsection (a) above;

provided that the difference between the face amount of a banker’s acceptance that was issued and accepted pursuant to Credit Facilities and the discount proceeds of such banker’s acceptance, if any, shall be accounted for as interest expense of the Grantor at the times that such interest expense is considered to accrue in accordance with GAAP, and provided that when the Grantor becomes liable to pay the face amount of a banker’s acceptance, the face value or the discount proceeds paid by the Grantor in respect of such banker’s acceptance, as the case may be, shall be accounted for as principal paid by the Grantor; plus

(b)	any net loss or minus any net profit, as the case may be, actually realized from Interest Rate Swaps;

but does not include any of such amounts as are reasonably allocable to earning Other Revenues;

“Deferred Royalty Purchase Payment” means that amount payable by the Royalty Owner to the Grantor pursuant to Section 2.3 hereof;

“Discount Rate” on any particular day shall be the lesser of:

(a)	twice the yield on ten (10) year Government of Canada Bonds on the fifth Business Day preceding the particular date, rounded down to the nearest whole percentage point;

(b)	the yield on ten year Government of Canada Bonds on the fifth Business Day preceding the particular date plus eight percent (8%), rounded down to the nearest whole percentage point; or

(c)	fifteen percent (15%);

provided that the Grantor’s Board of Directors may determine the Discount Rate to be such other rate as they, acting reasonably and in accordance with prudent oil and gas industry practices, designate from time to time;

“Drilling Credits” means all allowable work credits, drilling credits, grouping rights, dryhole contributions, bottomhole contributions, geophysical and petroleum incentive payments and other similar incentive benefits resulting from any expenses incurred with respect to the Properties which are borne by the Grantor;

“Future Acquisition” means any Acquisition made after the Closing Date;

“Future Offering” has the meaning set out in subsection 2.3(a)(iv);

“GAAP” means, as of any time, the generally accepted accounting principles used in Canada as at such time;

“General and Administrative Expenses” with respect to any period, means all general and administrative costs and expenses incurred by the Grantor in such period that are:

(a)	reasonably and necessarily incurred by the Grantor in connection with the management and administration of the business and affairs of the Grantor or the Royalty Owner, or the ownership, operation and maintenance of the Properties, including, without limitation, costs and expenses incurred in respect of auditing, accounting, bookkeeping, rent and other leasehold expenses, legal, land administration, engineering, travel, telephone, data processing, reporting, executive and management time and salaries; or

(b)	approved by the Grantor’s Board of Directors either specifically or as part of an approved budget or policy statement;

but does not include any of such amounts as are reasonably allocable to earning Other Revenues;

“Grantor’s Board of Directors” means the board of directors of PEOC, acting in its capacity as the board of directors of the Grantor’s trustee;

“Grantor Security Interests” has the meaning set out in Section 10.3 hereof;

“Grantor’s Share of Production” means that portion of any Petroleum Substances produced from the Properties or properties pooled or unitized therewith to which the Grantor is entitled for any reason whatsoever, where the said portion is determined as if the Royalty did not exist;

“Initial Assets” has the meaning set out in recital A hereof, and which properties are for convenience described in Schedule A hereto;

“Initial Assets Purchase Agreement” has the meaning set out in recital A hereof;

“Interest Rate Swaps” means exchange, swap, hedging and similar arrangements made by the Grantor, from time to time, in respect of interest rates, the purpose of which is to mitigate or eliminate exposure to fluctuations in interest rates associated with the Credit Facilities;

“Lease” means any lease, licence, permit, reservation, certificate of title or other document of title by virtue of which the Grantor is entitled to explore for, recover, remove or dispose of Petroleum Substances within, upon or under any lands forming part of the Petroleum and Natural Gas Rights or any lands pooled or unitized therewith;

“Lender” means:

(a)	any Person (including for greater certainty, the Royalty Owner) that has agreed alone or together with other Persons to provide the Grantor with Credit Facilities;

(b)	any Person with whom the Grantor makes Swap Arrangements; and

(c)	any Person to whom the Grantor becomes primarily liable as a result of having given a guarantee or provided any indemnity in respect of the indebtedness,

liabilities or obligations of another Person and being called upon to honour such guarantee or indemnity;

“Miscellaneous Interests” means all properties, assets, rights and interests of any nature whatsoever which are related to Petroleum and Natural Gas Rights or Tangibles, excepting Petroleum and Natural Gas Rights and Tangibles, and including without limitation:

(a)	Title and Operating Documents;

(b)	Surface Rights;

(c)	books of account and records;

(d)	well files, production records and similar data and information;

(e)	injection wells;

(f)	geological, seismic and similar data; and

(g)	permits, licences, authorizations and similar instruments required to own, operate or exploit the Petroleum and Natural Gas Rights or Tangibles;

“Month” means a period that commences at 8:00 a.m. Calgary time on the first day of any calendar month and ends at 8:00 a.m. Calgary time on the first day of the immediately following calendar month;

“Monthly Royalty Payment” means, in respect of a Month, ninety-nine percent (99%) of Royalty Income for such Month payable by the Grantor to the Royalty Owner in accordance with Section 3.1;

“Non-Deductible Crown Royalties” means Crown Royalties that are:

(a)	required to be included in taxable income pursuant to paragraph 12(1)(o) of the Tax Act or any replacement of such paragraph; or

(b)	not permitted to be used as deductions in computing taxable income pursuant to paragraph 18(1)(m) of the Tax Act or any replacement of such paragraph;

“Operating Procedure” means the 1990 Canadian Association of Petroleum Landmen’s form of operating procedure;

“Other Revenues” with respect to any period means all of the Grantor’s revenues with respect to such period, including without limitation:

(a)	fees and similar payments made by any Third Party to the Grantor for the gathering, compression, treatment, processing, transportation or storage of their Petroleum Substances by use of the Tangibles;

(b)	proceeds from the sale of any interest in Tangibles or Miscellaneous Interests comprised in the Properties;

(c)	insurance proceeds paid to the Grantor, including any proceeds paid in respect of business interruption insurance, property damage insurance and third party liability insurance;

(d)	proceeds from the sale or licensing of geological, seismic, and similar data;

(e)	income from investing the Reserve; and

(f)	overhead and other cost recoveries;

and for greater certainty, not including:

(g)	any proceeds of sale from any Concurrent Disposition that are allocated pursuant to Section 6.5 to the interests in the Royalty sold by the Royalty Owner;

(h)	Production Revenues;

(i)	funds paid to the Grantor by the Royalty Owner on account of any Non-Deductible Crown Royalties paid by the Grantor;

(j)	ARTC payable to the Royalty Owner in respect of Non-Deductible Crown Royalties which the Royalty Owner reimburses to the Grantor;

(k)	funds paid to the Grantor by the Royalty Owner on account of the Deferred Royalty Purchase Payment;

(l)	funds withdrawn by the Grantor from the Reserve; or

(m)	any funds advanced to the Grantor pursuant to any Credit Facilities;

“Party” means each of the Royalty Owner and the Grantor;

“PEOC” means Paramount Energy Operating Corp. in its capacity as trustee of the Grantor and includes any successor trustee of the Grantor;

“Permitted Investments” means:

(a)	obligations issued or guaranteed by the government of Canada or any province of Canada or any agency thereof;

(b)	term deposits, guaranteed investment certificates, certificates of deposit or bankers’ acceptances of or guaranteed by any Canadian chartered bank or similar financial institution;

(c)	short-term debt or deposits which have a rating of no lower than A, or the equivalent thereof, as determined by Standard & Poor’s, Moody’s Investors Service, Inc. or Dominion Bond Rating Service Limited;

(d)	commercial paper that matures not later than one hundred and eighty (180) days after the date of acquisition, and which has a rating of no lower than A, or the equivalent thereof, as determined by Standard & Poor’s, Moody’s Investors Service, Inc. or Dominion Bond Rating Service Limited; and

(e)	money market instruments or funds which constitute secure investments, as determined by the Grantor acting reasonably and prudently;

“Permitted Royalty Deductions” means with respect to any period, the following amounts with respect to such period:

(a)	Production Costs;

(b)	Debt Service Costs;

(c)	Taxes;

(d)	General and Administrative Expenses;

(e)	Capital Expenditures;

(f)	any amounts paid into the Reserve;

(g)	any Permitted Royalty Deductions that are carried forward pursuant to Section 3.4 into such period;

except to the extent that such amounts are reasonably allocable to activities or assets used for the purpose of earning Other Revenue and except to the extent that such amounts are funded by:

(h)	withdrawals from the Reserve during such period;

(i)	advances made pursuant to the Credit Facilities during such period;

(j)	Non-Deductible Crown Royalties reimbursed to the Grantor by the Royalty Owner in respect of such period;

(k)	Deferred Royalty Purchase Payments made by the Royalty Owner to the Grantor during such period; or

(l)	Other Revenues during such period;

“Person” shall be interpreted broadly and includes any individual, partnership, joint venture, body corporate, association, trust, unincorporated organization, foundation, government or governmental authority or any jurisdiction (whether federal, provincial, state or municipal) or any other entity or subject;

“Petroleum and Natural Gas Rights” means all of the right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an “interest in land”, held by the Grantor in or to any of the following, by whatever name the same are known:

(a)	rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances;

(b)	rights to a share of the production of Petroleum Substances;

(c)	rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances, other than the rights under agreements for the sale of Petroleum Substances;

(d)	the interests set forth in Schedule A hereto;

(e)	rights to acquire any of the rights described in paragraphs (a) through (d) of this definition; and

(f)	interest in any rights described in paragraphs (a) of (d) of this definition;

including, without limitation, all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests, and other interests, fractional or undivided, in any of the foregoing, and all freehold, leasehold or other interests in and to Petroleum Substances to the extent that such interests apply to the Royalty Lands and the Leases;

“Petroleum Substances” means petroleum, crude bitumen, oil sands, natural gas, coal bed methane, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur;

“Probable Reserves” means those reserves which analysis of drilling, geological, geophysical and engineering data does not demonstrate to be proved, but where such analysis suggests the likelihood of their existence and future recovery under current technology and existing or anticipated economic conditions, provided that the Probable Reserves to be obtained by the application of enhanced recovery processes shall be the increased recovery over and above that included in Proved Reserves which can be realistically estimated for the pool on the basis of enhanced recovery processes which can be reasonably expected to be instituted in the future;

“Production Costs” for any period means the amount of all obligations incurred in such period for operating, maintaining or utilizing the Properties or equipment for the recovery of Petroleum Substances from the Properties or on other lands with which the same are pooled or unitized insofar as such expenditures are, pursuant to the applicable Leases, reasonably allocable to the Grantor’s interest in the Properties, including, without limitation:

(a)	all amounts expended, including labour, benefits and travel expenses, materials, supplies and services, and whether by the Grantor or by another operator, for operating, reworking, replacing, repairing, maintaining and utilizing wells, casing, flow lines, pumps, treaters, dehydrators, compressors, processing facilities, vehicles, equipment and field offices on or serving the Properties and all costs for the creation of any petroleum and/or natural gas unit or units in which any of the Properties are or may be included and any other amounts (including overhead recoveries) paid to any operator of the Properties and overhead charges of operators (whether the Grantor or not) pursuant to applicable operating procedures, if any;

(b)	costs of third party storage, transportation, freight, tank car and other expenses to move Petroleum Substances produced from or attributable to the Properties to the point where it is sold;

(c)	lessors’ royalties including Crown Royalties, overriding royalties, net profits interests, carried interests, production payments and other royalties, lease burdens and encumbrances which are paid on, or in respect of, production from or attributable to the Properties;

(d)	payments required to maintain an interest in the Properties, including those to acquire or maintain any Surface Rights or Leases, including without limitation, deposits, bonus payments, rentals, delay rentals, renewal or extension fees, and royalties;

(e)	all money required to be expended to produce any Petroleum Substances and the fair market value of any Petroleum Substances which are supplied, in kind, by the Grantor from lands other than the Properties, where any buyer of Petroleum Substances has prepaid for the delivery of Petroleum Substances attributable to the Properties or otherwise and thereafter such buyer has requested delivery of the Petroleum Substances and the Grantor is not reasonably able to meet delivery requirements with Petroleum Substances produced from the Properties;

(f)	sales and use taxes and customs and excise duties and taxes levied on Petroleum Substances produced from or attributable to the Properties and not payable by the party purchasing such Petroleum Substances, taking into account any adjustment thereto including additional assessments and refunds;

(g)	ad valorem, property, production, severance, mineral, occupation, gross production and similar taxes and assessments, imposed by any competent governmental authority based on or measured by the ownership of property or the production of Petroleum Substances or any of them or the receipt of proceeds therefrom, taking into account any adjustment thereof including additional assessments and refunds; and

(h)	all other taxes, rates and charges, charged, levied or rated by any competent governmental authority on the Properties, the production of Petroleum Substances therefrom or attributable thereto or the revenues therefrom including without limitation any new or additional tax or levy which may hereafter be levied or imposed on the Properties, the production of Petroleum Substances therefrom or attributable thereto or the revenues therefrom;

provided that the following amounts shall not be included in Production Costs:

(i)	Taxes;

(j)	Debt Service Costs;

(k)	General and Administrative Costs;

(l)	Capital Expenditures;

(m)	any payments made to the Reserve; and

(n)	any amount that is reasonably allocable to earning Other Revenues;

“Production Revenues” for any period means all of the Grantor’s revenues during such period with respect to the Petroleum and Natural Gas Rights, including without limitation the following:

(a)	the gross proceeds from the sale of the Grantor’s Share of Production;

(b)	income from royalties, net profits interests and other similar interests;

(c)	the net profit or loss (which shall be a negative amount for this purpose in the event of a loss) from Commodity Price and Currency Swaps;

(d)	payments received in cash in the period by the Grantor for Petroleum Substances expected to be recoverable from or attributable to the Properties pursuant to a “take or pay” contract for the sale of Petroleum Substances which are not taken at the time of payment therefor, and payments made by the buyer of Petroleum

Substances received in cash in the period by the Grantor in lieu of or as a compromise for payments otherwise required to be made under a “take or pay” contract and payments received in cash in the period by the Grantor in consideration of a waiver or compromise of any buyer’s obligations under a “take or pay” contract; provided that in the event that the sales proceeds are later adjusted as between the buyer and the seller of the Petroleum Substances, then the Grantor and the Royalty Owner shall adjust such proceeds likewise by way of, if possible, a set-off against the Royalty Income or by such other reasonable means available;

(e)	all grants, incentives, rebates, or reimbursements, other than credits or rebates or other similar amounts under applicable income tax legislation in respect of the Properties or any production of Petroleum Substances therefrom;

(f)	all Drilling Credits in respect of the Properties that are received in cash; and

(g)	any amount that the Grantor determines pursuant to Section 4.4. is excess to the Reserve’s requirements and causes to be released from the Reserve;

provided that to the extent that any “take or pay” or similar payments that have been accounted for in Other Revenues are thereafter credited or set off against or otherwise used to reduce the proceeds of sale of the Grantor’s Share of Production, only the proceeds of such sale, if any, after taking such reduction into account, shall be included in Production Revenues;

“Properties” means the interests of any nature whatsoever in Petroleum and Natural Gas Rights, Tangibles, Miscellaneous Interests and similar interests which the Grantor may beneficially own from time to time including, without limitation, the Initial Assets, the Additional Assets and all other Petroleum and Natural Gas Rights, Tangibles, Miscellaneous Interests and similar interests which the Grantor may acquire through Acquisition or otherwise;

“Proved Reserves” means reserves estimated as recoverable with a high degree of certainty under current technology and existing economic conditions in the case of constant price and cost analyses, and anticipated economic conditions in the case of escalated price and cost analyses, from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir;

“Quarter” means the period from 8:00 a.m. Calgary time on the Closing Date to 8:00 a.m. Calgary time on October 1, 2002 and any period of three consecutive Months thereafter which commences on the first day of January, April, July or October;

“Quarterly Royalty Payment” means, in respect of a Quarter, ninety-nine percent (99%) of the Royalty Income for such Quarter payable by the Grantor to the Royalty Owner in accordance with Section 3.1;

“Reclamation Fund” means the fund established by the Grantor pursuant to Section 4.1 as part of the Reserve for the purpose of providing for any future reclamation and environmental obligations and liabilities for which the Grantor may be liable;

“Record Date” means March 31, June 30, September 30, and December 31 in each year in relation to the payment of the Quarterly Royalty Payment and the last day of each Month in relation to the payment of the Monthly Royalty Payment or such other date as may be determined by the Royalty Owner pursuant to the Trust Indenture;

“Reserve” means the reserve established by the Grantor pursuant to Section 4.1 for the purpose of funding the payment of Production Costs for which the Grantor may be liable, and includes the Reclamation Fund;

“Reserve Value” means, in respect of any Property at any time, the present worth at such time of all of the estimated pre-tax net cash flows from Proved Reserves and fifty percent (50%) of the estimated pre-tax net cash flows from Probable Reserves as shown in the most recent independent engineering report relating to such Property, adjusted for production since the date of the report, using escalating price and cost assumptions, and discounted at the internal rate of return that is equal to the Discount Rate over the life of Proved Reserves and Probable Reserves, as determined after taking into account any cost of any nature whatsoever associated with such Property;

“RO Facilities” has the meaning set out in Section 10.3 hereof;

“RO Lenders” has the meaning set out in Section 10.3 hereof:

“Royalty” means

(a)	the entitlement under Section 3.1 hereof to receive the Quarterly Royalty Payment or the Monthly Royalty Payment, as applicable; and

(b)	the entitlement to take in kind the Royalty Share of Production for any Quarter or any Month pursuant to and in accordance with Section 2.5;

“Royalty Income” means, in respect of a period, the amount by which the Royalty Revenues that accrue in such period exceed the Permitted Royalty Deductions that accrue in such period;

“Royalty Lands” means any lands to which the Petroleum and Natural Gas Rights comprised in the Properties relate;

“Royalty Revenues” means Production Revenues, except for Production Revenues from the sale of any Petroleum Substances that were taken in kind by the Royalty Owner;

“Royalty Share of Production” means ninety nine percent (99%) of the Grantor’s Share of Production;

“Secured Party” has the meaning set out in Section 10.3 hereof;

“Special Resolution” means a resolution passed as a Special Resolution of Unitholders under the Trust Indenture;

“Surface Rights” means all rights to use the surface of land in connection with the Properties including, without limitation, all rights to enter upon and occupy the surface of land on which the Tangibles and Wells are located and rights to cross or otherwise use the surface of land for access to the Properties;

“Swap Arrangements” means Commodity Price and Currency Swaps and Interest Rate Swaps;

“Tangibles” means the Grantor’s interest in facilities and in all tangible depreciable property and assets used or intended to be used in connection with production, gathering, treatment, storage, compression, processing, transportation, injection, removal or other operations relating to the Petroleum and Natural Gas Rights and situated within or upon or about the lands with which they have been pooled, including, without limitation, the tangible equipment, if any, relating to the wells and down-hole equipment;

“Tax Act” means the Income Tax Act, Revised Statutes of Canada 1985, Chapter 1 (5th Supplement) and the regulations thereto, both as amended from time to time;

“Taxes” means income taxes and other similar taxes or governmental charges imposed on the Grantor;

“Third Party” means any Person other than the Grantor, the Royalty Owner or the Trustee;

“Title and Operating Documents” means, in respect of the Properties:

(a)	any contract or agreement pursuant to which the Grantor derives any interest in the Properties, including without limitation, any Lease, agreements of purchase and sale, farm-in agreements, unit agreements and royalty agreements; and

(b)	any contract or agreement entered into in the normal course of the oil and gas business in respect of the exploitation of Petroleum and Natural Gas Rights or the operation of facilities, including without limitation, joint operating agreements, unit operating agreements, farmout agreements, pooling agreements, royalty agreements, common stream agreements, gas processing agreements, gas gathering agreements, agreements for the sale of Petroleum Substances, agreements relating to Surface Rights, agreements for the construction, ownership or operation of facilities and agreements for the transportation of Petroleum Substances;

“Trust Indenture” means the First Amended and Restated Trust Indenture made effective as of the 1st day of August, 2002 between BMO Nesbitt Burns Inc., as settlor, Computershare Trust Company of Canada, as trustee, and the Grantor, as the same may be further amended, restated or replaced from time to time, relating to the Royalty Owner;

“Trustee” means Computershare Trust Company of Canada in its capacity as trustee of the Royalty Owner and includes any successor trustee of the Royalty Owner;

“Trust Unit” means a unit of the Royalty Owner created, issued and registered under the Trust Indenture and entitled to the benefits thereof; and

“Unitholder” means a holder of one or more Trust Units.

1.2   Definitions Incorporated by Reference

     Terms that are defined in clause 101 of the Operating Procedure and which are not otherwise defined herein shall have the meaning herein ascribed to such terms therein.

1.3	Construction of Terms

     Words importing the singular number only shall include the plural, and vice versa, and words importing gender shall include the masculine, feminine and neuter genders. References in this Agreement to “this Royalty Agreement”, “this Agreement”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions shall be deemed, in the absence of express language to the contrary, to refer to this Agreement and not to any particular Article, Section or portion hereof and include any and every agreement or other instrument supplemental or ancillary hereto or in implementation hereof.

1.4   Amendments to Agreements and Laws

     References herein to any agreement or instrument, including this Agreement, shall be deemed to be a reference to the agreement or instrument as varied, amended, modified, supplemented, or replaced from time to time and any specific reference herein to any enactment of law shall be deemed to include reference to such enactment as the same may be amended or re-enacted from time to time and every statute that may be substituted therefor, and in the case of any such amendment, re-enactment and substitution, any reference to such enactment should be read as referring to the amended, re-enacted or substituted provisions therefor .

1.5   References

     The table of contents and headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. A reference herein to an Article, Section or subsection without further reference shall be a reference to an Article, Section or subsection of this Agreement.

1.6   Choice of Law

     This Agreement shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein and shall be construed and interpreted in accordance therewith.

1.7   Attornment

     Any legal action or proceedings with respect to this Agreement shall be brought in the courts of the Province of Alberta and the courts of appeal therefrom. Each Party hereby submits and attorns to and accepts for itself and in respect of its assets, irrevocably and unconditionally, the jurisdiction of such courts in respect of all matters arising out of this Agreement.

1.8   Monetary Sums

     All references herein to dollar amounts or sums of money are to lawful funds of Canada.

1.9   Accrual Method of Calculation

     Except as otherwise specifically provided in this Agreement, all amounts to be calculated pursuant to this Agreement, including without limitation Capital Expenditures, Debt Service Costs, Permitted Royalty Deductions, General and Administrative Expenses, Other Revenues, Production Costs and Production Revenues, shall be calculated on an accrual basis in accordance with GAAP, provided that:

(a)	costs and expenses of goods supplied, work performed or services provided shall be treated as being incurred when the goods are supplied, the work is performed or the services are provided;

(b)	rentals and similar payments in respect of Surface Rights, any Lease, insurance premiums, property taxes and assessments and amounts payable in respect of Third Party liability claims shall be deemed to accrue when they are paid;

(c)	amounts payable on account of royalties and similar burdens in respect of the production of Petroleum Substances, other than sulphur stored in pads, shall be deemed to accrue in the calendar month in which the Petroleum Substances are produced, provided that such amounts which are payable in respect of sulphur stored in pads shall be deemed to accrue in accordance with GAAP; and

(d)	abandonment and reclamation costs shall be deemed to accrue as and when the abandonment and reclamation work is done.

1.10   Estimates

     In calculating Royalty Income for any period, the Grantor may, in accordance with good industry accounting practice, estimate any amounts that may not be definitively determined in a timely manner for the purposes of: making such calculation, provided that any such estimate shall be reconciled with actual results in calculating Royalty Income for the next following period.

1.11   No Duplication

     For greater certainty, it is the intention of the Parties that in calculating the various amounts required pursuant to this Agreement, no amount shall be counted more than once as either a deduction or inclusion.

1.12   References to Acts Performed by the a Trust

     For greater certainty, where any reference is made herein to an act to be performed by (a) the Royalty Owner, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by the Trustee on behalf of the Royalty Owner or by some other person duly authorized to do so by the Trustee or pursuant to the provisions hereof; and (b) the Grantor, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by PEOC on behalf of the Grantor or by some other person duly authorized to do so by PEOC or pursuant to the provisions hereof.

1.13   Tax Act

     Any reference herein to a particular provision of the Tax Act shall include a reference to that provision as it may be renumbered or amended from time to time. Where there are proposals for amendments to the Tax Act that have not been enacted into law or proclaimed into force on or before the date on which such proposals are to become effective, the Parties may take such proposals into consideration and apply the provisions hereof as if such proposals had been enacted into law and proclaimed into force.

ARTICLE 2
ROYALTY

2.1   Royalty Grant

     In consideration of the sum of Sixty-Four Million One Hundred Fifty-Two Thousand Dollars to be paid in accordance with the terms of that certain Funding Agreement between Paramount, the Grantor, the Royalty Owner of even date herewith, together with interest on such consideration from July 1, 2002 at the annual rate of six and one half percent per annum (6.5%) until the consideration is paid in full by the Royalty Owner, the Grantor hereby grants to the Royalty Owner the Royalty with respect to the Initial Assets and all other Properties that may be acquired by the Grantor subsequent to this Agreement.

2.2   Royalty Applicable to After Acquired Properties

     The Parties acknowledge, for greater certainty, that:

(a)	subject to Sections 5.7 through 5.10, the Grantor may acquire Properties through Future Acquisitions, Capital Expenditures and otherwise;

(b)	in accordance with the definitions of the terms “Properties”, “Production Revenues”, “Production Costs” and certain other terms in Section 1.1 hereof, the Royalty Income from any Properties so acquired by the Grantor shall be included in the calculation of Royalty Income without further action by the Parties hereto or any other party; and

(c)	the Royalty Owner shall not acquire any additional interest in the Royalty as a result of the Grantor’s acquisition of additional Properties until the Royalty Owner pays the Deferred Royalty Purchase Payment, if any, required respecting such acquisition, at which time the Grantor shall be deemed to dispose of Canadian resource property with a value equal to the amount of the Deferred Royalty Purchase Payment so made, and the Royalty Owner shall be deemed to acquire a Canadian resource property having the same value.

2.3   Deferred Royalty Purchase Payments

(a)	The Royalty Owner shall pay to the Grantor as additional consideration for the Royalty, certain amounts (the “Deferred Royalty Purchase Payment”) in respect of Future Acquisitions and Capital Expenditures, other than those described in paragraph 6.5(b)(iii) hereof, incurred by the Grantor in respect of Petroleum and Natural Gas Rights, on the following terms:

(i)	if the Grantor acquires any additional Properties as a result of a Future Acquisition, the Royalty Owner shall make a Deferred Royalty Purchase Payment to the Grantor in an amount equal to ninety-nine percent (99%) of the amount of the purchase price (including adjustments) for such additional Properties that is allocated to Canadian resource property, to the extent that such portion of such purchase price is not financed with indebtedness incurred or assumed by the Grantor;

(ii)	if the Grantor designates any Capital Expenditures made with respect to a Canadian resource property on or before the date on which the same are incurred, the Royalty Owner shall make a Deferred Royalty Purchase Payment to the Grantor in an amount equal to ninety-nine percent (99%) of the amount of such designated Capital Expenditures to the extent that such portion of such Capital Expenditures are not financed with indebtedness incurred or assumed by the Grantor;

(iii)	if at any time while the Royalty Owner has an obligation to make a Deferred Royalty Purchase Payment to the Grantor, the Grantor is indebted to the Royalty Owner, the Deferred Royalty Purchase Payment may, at the Grantor’s option, be set off against such indebtedness;

(iv)	if the Royalty Owner issues any Trust Units after the Closing Date (a “Future Offering”), the Royalty Owner shall make, if requested to do so by the Grantor, a Deferred Royalty Purchase Payment to the Grantor in such amount as may be specified by the Grantor, not exceeding the lesser of:

(A)	the net proceeds of the Future Offering after deducting, without limitation, underwriters’ fees and legal, accounting, engineering, professional fees and other disbursements; and

(B)	ninety-nine percent (99%) of the principal amount of any outstanding indebtedness under the Credit Facility which reasonably relates to the Canadian resource property purchase price component of any Property acquired by the Grantor by way of Acquisition or Capital Expenditure on or before such Future Offering with the proceeds of the Credit Facility for which the Royalty Owner has not paid to the Grantor a Deferred Royalty Purchase Payment.

(b)	The Grantor, by notice in writing to the Royalty Owner at least ten (10) days before Acquisition Costs or Capital Expenditures are to be incurred by the Grantor, shall advise the Royalty Owner that the Grantor proposes to make a Future Acquisition or to incur Capital Expenditures and shall designate in such notice the portion of the Acquisition Costs in respect of such Future Acquisition or such Capital Expenditures, as the case may be, that shall constitute part of the Deferred Royalty Purchase Payment.

2.4   Adjustments to Payment for Royalty

     The Initial Assets Purchase Agreement and any purchase agreement in respect of a Future Acquisition may provide for an adjustment to the purchase price of the Properties acquired thereunder. Such an adjustment may result in a corresponding decrease or increase of the Acquisition Costs for such Properties. If Acquisition Costs are decreased by such an adjustment in a case where the Royalty Owner has made a payment pursuant to Section 2.3, the Grantor shall pay to the Royalty Owner ninety-nine percent (99%) of the amount of such adjustment allocated to Canadian resource properties. If the Acquisition Costs are increased by such an adjustment, the Grantor shall be entitled to set off ninety-nine percent (99%) of the amount of such adjustment allocated to Canadian resource properties against any Quarterly Royalty Payment or Monthly Royalty Payment.

2.5   Right to Take in Kind

(a)	Subject to the Title and Operating Documents, the Royalty Owner shall be entitled to take in kind all, but not less than all, of the Royalty Share of Production for any Month or Quarter, only if, prior to such Month or Quarter as the case may be:

(i)	the Grantor is insolvent;

(ii)	the Royalty Owner has provided notice to the Grantor, the Lenders and the RO Lenders of its intention to take the Royalty Share of Production for such Month or Quarter in kind not less than ninety (90) days prior to the commencement of such Month or Quarter;

(iii)	the Royalty Owner has arranged for the sale and transportation from the well-site of the Royalty Share of Production to be taken in kind by the Royalty Owner;

(iv)	the Royalty Owner has provided evidence satisfactory to the Grantor that the arrangements in respect of the sale and transportation from the well-site of the Royalty Share of Production to be taken in kind by the Royalty Owner exist and can reasonably be expected to be performed;

(v)	the Royalty Owner covenants to be bound by and perform all contracts applicable to the marketing and sale of the Royalty Share of Production to be taken in kind by the Royalty Owner;

(vi)	the Royalty Owner covenants to reimburse the Grantor for ninety nine percent (99%) of the aggregate of Production Costs and losses from Commodity Price and Currency Swaps, for the period in which the Royalty Owner takes the Royalty Share of Production in kind; and

(vii)	the Royalty Owner has provided concurrently with the subsection 2.5(a)(ii) notice an irrevocable, assignable documentary letter of credit which shall be:

(A)	issued by one (1) of the five (5) largest Canadian chartered banks;

(B)	for a term of at least one (1) year;

(C)	in an amount equal to the aggregate of the Production Costs for the four (4) complete Quarters immediately prior to the Month or Quarter in which the Royalty Owner provides the subsection 2.5(a)(ii) notice, as determined from the statements delivered by the Grantor to the Royalty Owner pursuant to Section 3.2;

(D)	payable by one or more sight drafts, with the only draw condition to be the certification by the Grantor that the Royalty Owner has defaulted upon its obligations under subsection 2.5(a)(vi); and

(E)	on terms satisfactory to the Grantor, acting reasonably.

(b)	Any exercise by the Royalty Owner of its entitlement to take in kind all of the Royalty Share of Production for any Month or Quarter shall continue for all subsequent Months or Quarters, unless the Royalty Owner has failed to:

(i)	comply with subsection 2.5(a)(iii) in respect of any Month or Quarter for which the Royalty Owner has taken or desires to take the Royalty Share of Production in kind;

(ii)	reimburse the Grantor in accordance with subsection 2.5(a)(vi); or

(iii)	replace the letter of credit required by subsection 2.5(a)(vii), prior to the expiry of such letter of credit, with a letter of credit which shall be in an amount equal to the Production Costs for the four (4) complete Quarters immediately preceding the Month or Quarter in which the Royalty Owner replaces such letter of credit.

(c)	The Royalty Owner may provide notice to the Grantor of its intention to cease to take the Royalty Share of Production in kind not less than ninety (90) days prior to the end of any Month or Quarter in which the Royalty Owner is taking the

Royalty Share of Production in kind, and the Royalty Owner shall so cease to take the Royalty Share of Production in kind on the date stipulated in such notice.

(d)	The Grantor shall cause any Royalty Share of Production that the Royalty Owner takes in kind to be delivered to the Royalty Owner at the well site from which such Royalty Share of Production is produced.

2.6   Royalty Share of Production not Taken in Kind

     The Royalty Owner shall not own any of the Grantor’s Share of Production, except for the Royalty Share of Production that the Royalty Owner elects to take in kind pursuant to and in accordance with Section 2.5.

2.7   Petroleum Substances Lost or Used in Operations

     The Royalty shall not apply to any of the Grantor’s Share of Production that is lost, consumed or used otherwise in respect of any operations of any nature whatsoever.

2.8   Not an Interest in Land

(a)	The Royalty shall not:

(i)	be a covenant attached to or running with the Royalty Lands;

(ii)	attach to or form part of any Lease; and

(iii)	constitute an interest in land or in real property.

(b)	Ownership of the Properties shall remain vested in the Grantor.

2.9   Reimbursement of Non-Deductible Crown Royalties.

     The Royalty Owner shall reimburse to the Grantor, ninety nine percent (99%) of all Non-Deductible Crown Royalties payable by the Grantor in respect of the Properties or the production of Petroleum Substances therefrom, provided that the Grantor may at its sole discretion elect to waive its right to any part of or all of such reimbursement. The Grantor shall be entitled to set off such reimbursable amounts against any Quarterly Royalty Payment or Monthly Royalty Payment.

ARTICLE 3
ACCOUNTING

3.1   Payments from Grantor to Royalty Owner

(a)	Subject to Section 3.1(b) hereof, at the end of each Quarter, the Grantor shall calculate and pay the Quarterly Royalty Payment to the Royalty Owner on the fifteenth (15th) day of the Month following the end of such Quarter, or the next following Business Day if such day is not a Business Day.

(b)	If at any time after October 1, 2002 the Grantor’s Board of Directors so resolves, at the end of each Month the Grantor shall calculate the Monthly Royalty Payment and pay such Monthly Royalty Payment to the Royalty Owner on the fifteenth (15th) day of the month next following or on the next Business Day if such day is not a Business Day. If the Grantor’s Board of Directors resolves to have the Grantor pay the Monthly Royalty Payment as provided for above, it may at any time thereafter resolve to have the Grantor return to the payment of the Quarterly Royalty Payment as provided for in Section 3.1(a) above as at the commencement of a Quarter in respect of which no Monthly Royalty Payment has been made. For greater certainty, there shall be no Quarterly Royalty Payment for any period in respect of which the Grantor calculates and pays the Monthly Royalty Payment and vice-versa.

3.2   Statements

     Each Quarterly Royalty Payment or Monthly Royalty Payment shall be accompanied by a statement setting forth such information as the Royalty Owner may from time to time reasonably request, including without limitation:

(a)	the amount of the Quarterly Royalty Payment or Monthly Royalty Payment;

(b)	all calculations used in determining the Quarterly Royalty Payment or Monthly Royalty Payment;

(c)	the Grantor’s Share of Production, itemized by product, that was sold during such Quarter or Month, except for any Royalty Share of Production that the Royalty Owner took in kind during such Quarter or Month;

(d)	the Production Revenues and Other Revenues for such Quarter or Month; and

(e)	an itemized list of the Production Costs and Permitted Royalty Deductions for such Quarter or Month.

3.3   Overpayment

     If the payment made by the Grantor on account of the Royalty for a Quarter or Month is in excess of the actual amount of the Quarterly Royalty Payment for such Quarter or Monthly Royalty Payment for such Month, as the case may be, the Grantor shall be entitled to set off the amount of the excess against any Quarterly Royalty Payment payable in subsequent Quarters or Monthly Royalty Payment payable in subsequent Months.

3.4   Carry Forward of Permitted Royalty Deductions

     If the Permitted Royalty Deductions for a Quarter or Month are in excess of the Royalty Revenues for such Quarter or Month, there shall be no Quarterly Royalty Payment or Monthly Royalty Payment for such Quarter or Month, as the case may be, and the amount of the excess Permitted Royalty Deductions shall be carried forward and treated as Permitted Royalty Deductions in the following Quarter or Month.

3.5   Collection of Production Revenues and Other Revenues

     The Grantor shall use all commercially reasonable efforts to obtain the payment of Production Revenues and Other Revenues, excluding Production Revenues from the Royalty Share of Production that the Royalty Owner took in kind. Provided that the Grantor makes such commercially reasonable efforts, the Grantor shall have no liability to the Royalty Owner respecting such revenues in the event that the Grantor fails to collect same.

3.6   Payment of Permitted Royalty Deductions

     Provided that such payment does not result in any adverse income tax consequences to the Grantor, the Royalty Owner or the Unitholders, the Grantor may use Other Revenues to pay amounts that would, but for such payment, be included in Permitted Royalty Deductions.

3.7   Payments from Royalty Owner to Grantor

     The Royalty Owner shall pay any amounts payable by the Royalty Owner to the Grantor pursuant to this Agreement as soon as reasonably practicable after the receipt of an invoice by the Royalty Owner from the Grantor for such amounts.

ARTICLE 4
RESERVE AND RECLAMATION FUND

4.1   Establishment

     The Grantor shall establish a reserve (the “Reserve”) that may be used to fund the payment of Production Costs and any well bore, facility abandonment and environmental and reclamation obligations and liabilities for which the Grantor may be liable. The Grantor shall also establish a specific fund (the “Reclamation Fund”) within the Reserve for the purposes of funding any such well bore, facility abandonment, environmental and reclamation obligations and liabilities. The Grantor shall own the Reserve, including the Reclamation Fund, and the Royalty Owner shall, subject to Section 4.4, have no interest therein. Interest and other amounts earned from the investment of the Reserve shall form part of the Reserve.

4.2   Contributions to the Reserve

     The Grantor shall pay into the Reserve such amounts as the Grantor, acting reasonably and in accordance with prudent oil and gas industry practices, designates from time to time, as being required to fund the Reserve and which shall be paid to the Reserve prior to the fifteenth (15th) day of the second Month following the end of the Quarter in which the Grantor makes such a designation.

4.3   Use of Reserve and Reclamation Fund

(a)	Subject to section 10.3 hereof, the Grantor shall use the Reserve only for the purposes designated in this Article 4 and shall not use the Reserve in any other manner whatsoever. The Grantor may:

(i)	deposit the funds of the Reserve in one or more bank accounts;

(ii)	commingle the funds of the Reserve with any other funds; and

(iii)	invest the funds of the Reserve in Permitted Investments.

(b)	Subject to this Article 4, the Reclamation Fund shall only be used to pay future well bore, facility abandonment, environmental and reclamation obligations and liabilities for which the Grantor may be liable.

4.4   Reduction and Termination of Reserve

(a)	In the event that the Grantor determines, acting reasonably and in accordance with prudent oil and gas industry practices, that the Reserve contains an amount that is in excess of its reasonably foreseeable requirements, the Grantor may withdraw such amount from the Reserve, and include such amount in Production Revenues for the period during which it is withdrawn.

(b)	When the term of this Agreement expires pursuant to subsection 7.1(a), the funds in the Reserve shall be used to pay all obligations and liabilities of the Grantor (whether then due or thereafter becoming due) incurred in the business or affairs of the Grantor while otherwise complying with the terms hereof, the Trust Indenture and any other related agreements and when, in the reasonable opinion of the Grantor, all such obligations and liabilities of the Grantor have been paid, the Reserve (including the Reclamation Fund) shall be collapsed and the remainder of the funds in the Reserve, up to an amount equal to ninety-nine percent (99%) of such amount, shall be paid to the Royalty Owner, provided that such payment to the Royalty Owner does not result in any material adverse income tax consequences to the Grantor, the Royalty Owner or the Unitholders, and the balance of the funds in the Reserve, if any, shall be retained by the Grantor.

4.5   Reclamation Trust

     The Grantor and the Royalty Owner covenant that if changes are made to the Tax Act so as to permit the formation of a vehicle which:

(a)	has characteristics similar to those of a mining reclamation trust, as defined in the Tax Act;

(b)	may be used to secure or otherwise provide funding for any well bore, facility abandonment, environmental or reclamation obligations and liabilities in respect of the Properties for which the Grantor may be liable; and

(c)	would have beneficial income tax consequences for the Grantor, as determined by the Grantor acting reasonably;

then:

(d)	the Grantor may cause such a vehicle to be formed and shall control such vehicle;

(e)	the amount contained in the Reclamation Fund at the time of the formation of such vehicle shall immediately be paid into such vehicle;

(f)	after the formation of such vehicle, any amounts which would have been paid into the Reclamation Fund pursuant to this Article 4 shall be paid directly into such vehicle; and

(g)	after the formation of such vehicle, for the purpose of computing the Royalty, payments to or from such vehicle shall be deemed to be payments to or from the Reserve.

ARTICLE 5
OPERATIONS

5.1   General

     Subject to the provisions of the Title and Operating Documents and the Grantor’s rights and obligations in respect of each agreement thereunder, the Grantor shall use all reasonable efforts such that:

(a)	operations on the Royalty Lands and lands pooled or unitized therewith for the recovery of Petroleum Substances and the operation of the Tangibles are conducted in a good and workmanlike manner, in accordance with good oilfield and engineering practice and in compliance with all applicable statutes, regulations, permits and governmental approvals;

(b)	all of its duties and obligations under the Title and Operating Documents are diligently and promptly performed and all amounts payable as rental, royalty or similar charges from time to time due in respect of the Properties are paid and all other actions as may be reasonably necessary to maintain the Title and Operating Documents in good standing at all times are taken, subject to the terms and provisions hereof; and

(c)	all Surface Rights needed for the proper operation of the Properties and Tangibles are acquired and maintained in good standing and all taxes, rates, assessments and other amounts from time to time payable in respect of the Properties are promptly paid.

5.2   No Obligation to Develop

     Nothing contained in this Agreement shall impose any obligation, expressed or implied, upon the Grantor to explore or develop the Royalty Lands.

5.3   Amendment and Waiver of Provisions in Title and Operating Documents

     The Grantor covenants to and in favour of the Royalty Owner that, except as provided in Section 9.1, the Grantor shall not, without the written consent of the Royalty Owner, which consent shall not be unreasonably withheld or delayed, agree to the amendment or termination of any Title and Operating Documents or waive or consent to a departure from the performance by any Person of that Person’s obligations pursuant to any Title and Operating Documents, where such amendment, waiver or consent to departure may reasonably be expected to have a material, adverse effect on the Royalty or the rights and obligations of the Royalty Owner in respect of the Royalty, provided, however, that acts or omissions by any Person, including operators, beyond the reasonable control of the Grantor and without the specific authorization of the Grantor, shall not constitute a breach of this Section 5.3.

5.4   Rights and Obligations

     Except for the Royalty Owner’s rights and obligations under Section 2.5 with respect to the Royalty Share of Production which it elects to take in kind, as between the Royalty Owner and the Grantor, the Grantor shall have exclusive control and authority over the development and recovery of Petroleum Substances from the Royalty Lands and lands pooled or unitized therewith, including, without limitation, control over all decisions in respect of whether, when and how to drill, complete, equip, produce, suspend, abandon and shut-in wells and whether to elect to convert royalty interests to working interests. The Royalty Owner shall not be entitled to any interest in the Properties or the Title and Operating Documents and shall not be liable for any of the duties or obligations arising under the Title and Operating Documents or in connection with the Acquisition or operation of the Properties, except as set forth in subsections 2.5(a)(iii) and 2.5(a)(vi).

5.5   Marketing

     The Grantor shall act reasonably, and in accordance with prudent oil and gas industry practices, to arrange for the sale of the Grantor’s Share of Production for the best prices and on the best terms as are reasonably available. Subject to the foregoing, the Grantor shall have complete discretion as to the terms, conditions and length of any contract entered into for the sale of the Grantor’s Share of Production. The Grantor shall not be responsible for any loss or alleged loss that may occur by reason of any change in economic or political circumstances or otherwise.

5.6   Additional Title and Operating Documents

     Provided that the Grantor acts reasonably and in accordance with prudent oil and gas industry practices, the Grantor shall have the right to enter into and, subject to Section 5.3, amend Title and Operating Documents, from time to time, on such terms and conditions as it considers appropriate in its sole discretion.

5.7   Future Acquisitions

(a)	Subject to subsection 5.7(b) hereof, the Grantor shall make no Future Acquisition unless:

(i)	the Properties that are the subject of such Future Acquisition have a Reserve Value that is twenty percent (20%) or less of the Reserve Value of all Properties; or

(ii)	the Grantor’s Board of Directors determines that such Future Acquisition, or class of Future Acquisitions into which such Future Acquisition falls, is in the best interests of each of the Grantor and the Royalty Owner.

(b)	The Grantor’s Board of Directors may provide and amend from time to time the criteria pursuant to which the Grantor may make Future Acquisitions, including for greater certainty, the provisions of subsection 5.7(a).

5.8   Capital Expenditures

     The Grantor may approve and fund Capital Expenditures reasonably required to maintain or improve production from the Properties and such other Capital Expenditures as are approved from time to time either specifically or by general policy of the Grantor’s Board of Directors.

5.9   Borrowing

     The Grantor may:

(a)	borrow funds and grant guarantees pursuant to the Credit Facilities to finance Future Acquisitions, Capital Expenditures or other financial obligations or encumbrances in respect of the Properties or to provide working capital or meet any other requirement for funds approved either specifically or by general policy of the Grantor’s Board of Directors; and

(b)	grant guarantees, provide indemnities, and otherwise act as surety of the Royalty Owner in respect of the RO Facilities and grant security on the Properties in priority to the Royalty in accordance with Section 10.3.

5.10   Costs of Tangibles and Miscellaneous Interests

     The cost of Tangibles and Miscellaneous Interests comprising any Properties to be acquired pursuant to a Future Acquisition shall be paid for by the Grantor utilizing its own working capital or funds borrowed by it for such purposes pursuant to the Credit Facilities.

ARTICLE 6
DISPOSITIONS

6.1   Restrictions on Disposition of Properties

     Except as permitted by Article 9 and Sections 5.9, 6.2, 6.3, 6.7, 10.1 and 10.3, the Grantor shall not sell, assign, transfer, convey, mortgage, pledge, charge, grant a security interest in or otherwise dispose of or encumber any interest in the Properties.

6.2   Dispositions of Tangibles and Miscellaneous Interests

     Notwithstanding anything in this Agreement, the Grantor, acting reasonably and in accordance with prudent oil and gas industry practices, shall be entitled to:

(a)	dispose of Tangibles and Miscellaneous Interests which are not required to exploit the Petroleum and Natural Gas Rights comprised in the Properties; and

(b)	license geological, seismic and similar data comprised in the Properties on such terms and conditions as the Grantor considers appropriate.

6.3   Dispositions of Petroleum and Natural Gas Rights

     Notwithstanding anything in this Agreement, the Grantor, acting reasonably and in accordance with prudent oil and gas industry practices, shall be entitled to sell its interest in Petroleum and Natural Gas Rights comprised in the Properties, either by themselves or together with interests in related Tangibles and Miscellaneous Interests, and the Royalty Owner shall concurrently sell the portion of the Royalty that is calculated with reference to production from or otherwise relates to such interests, provided that each of the following criteria is satisfied with respect to such sale:

(a)	the Grantor is of the reasonable opinion that such sale is in the best interests of the Royalty Owner;

(b)	the Grantor’s Board of Directors has approved such sale, provided that such approval shall only be required in the event that the Properties that are the subject of such sale have a Reserve Value that is greater than twenty percent (20%) of the Reserve Value of all Properties; and

(c)	the Unitholders have approved such sale by Special Resolution, provided that such approval shall only be required in the event that the Properties that are the subject of such sale have a Reserve Value that is greater than fifty percent (50%) of the Reserve Value of all Properties.

6.4   Merger of Interests On Concurrent Disposition

     Upon the date of completion of any Concurrent Disposition, the interest in the portion of the Royalty sold by the Royalty Owner on such Concurrent Disposition shall merge in the interest in the Properties sold by the Grantor in such Concurrent Disposition, and such interest in the Royalty shall terminate.

6.5   Proceeds of a Concurrent Disposition

(a)	Subject to Section 10.4, if a sale of Properties involves a sale of Petroleum and Natural Gas Rights comprised therein and constitutes a Concurrent Disposition, ninety nine percent (99%) of the net proceeds allocated to such Petroleum and Natural Gas Rights under the purchase agreement in respect of such Concurrent Disposition shall be allocated to the interests in the Royalty sold by the Royalty Owner in such Concurrent Disposition and one percent (1%) of the net proceeds allocated to such Petroleum and Natural Gas Rights under the purchase agreement in respect of such Concurrent Disposition shall be allocated to the interests in Petroleum and Natural Gas Rights sold by the Grantor in such Concurrent Disposition;

(b)	The Grantor shall hold the proceeds of sale allocated to the interests in the Royalty pursuant to subsection 6.5(a) in trust for the Royalty Owner, shall invest such proceeds of sale in Permitted Investments and shall, at its option:

(i)	pay to the Royalty Owner such proceeds of sale, and interest and other income received in respect thereof, or from time to time part thereof, with, but not as part of, a Monthly Royalty Payment or Quarterly Royalty Payment, as the case may be;

(ii)	use such proceeds of sale, and interest and other income received in respect thereof, or from time to time part thereof, to fund on behalf of the Royalty Owner the portions of the Deferred Royalty Purchase Payment payable by the Royalty Owner pursuant to Section 2.3 in respect of Future Acquisitions; or

(iii)	use such proceeds of sale, and interest and other income received in respect thereof, or from time to time part thereof, to make Future Acquisitions or incur Capital Expenditures.

6.6   Concurrent Disposition Documentation

     In any Concurrent Disposition, the Royalty Owner, upon request from and as reasonably required by the Grantor, shall do all acts and things and execute and deliver to the Grantor any document or instrument required by the Grantor to effect the disposition of any interest comprised in such Concurrent Disposition.

6.7   Merger upon Farmout

     Notwithstanding anything in this Agreement, the Grantor shall be entitled to enter into farmout agreements with any Person in respect of the Petroleum and Natural Gas Rights comprised in the Properties, whereby such Person may acquire an interest in such Petroleum and Natural Gas Rights in exchange for the payment of capital costs, or other consideration, incurred with a view to exploit such Petroleum and Natural Gas Rights. Upon the date on which any Person earns any interest in the Petroleum and Natural Gas Rights comprised in the Properties pursuant to such a farmout agreement, the interest in the portion of the Royalty to the extent it is calculated with reference to production from or otherwise relates to such Petroleum and Natural Gas Rights shall merge in the interest in such Petroleum and Natural Gas Rights and such interest in the Royalty shall thereupon terminate. Any interest retained by or acquired by the Grantor pursuant to such farmout agreements shall form part of the Properties and be subject to the Royalty.

ARTICLE 7
TERM OF AGREEMENT

7.1   Term

(a)	The term of this Agreement shall commence on the date hereof and shall continue for so long as there are Properties to which the Royalty applies or the Grantor holds any proceeds of sale from Properties that have been allocated to the interests in the Royalty.

(b)	Upon the expiration of the term of this Agreement pursuant to subsection 7.l(a), the Grantor and the Royalty Owner shall have no further obligations or liabilities under this Agreement except for:

(i)	any obligations or liabilities of the Grantor or the Royalty Owner hereunder which are then accrued and unfulfilled; and

(ii)	the obligations and liabilities of the Grantor and the Royalty Owner in respect of Articles 8, 12 and 14 and Sections 2.4, 4.4 and 10.4, which shall survive the expiration of such term and continue in full force and effect.

ARTICLE 8
BOOKS AND RECORDS

8.1   Examination

(a)	During the term of this Agreement and for a period of two (2) years after the expiration of the term hereof pursuant to subsection 7.1(a), the Grantor shall maintain complete books and records in respect of:

(i)	the Royalty;

(ii)	the quantity of the Grantor’s Share of Production sold by the Grantor;

(iii)	the quantity of the Grantor’s Share of Production that was lost, consumed or used otherwise in respect of any operations of any nature whatsoever; and

(iv)	all calculations made by the Grantor to determine the amount of payments made on account of the Royalty.

(b)	The Royalty Owner shall have the right at all reasonable times during business hours to inspect such books and records to the extent reasonably necessary to verify the amounts paid or payable hereunder in respect of the Royalty.

8.2   Audit

     Upon notice to the Grantor, the Royalty Owner shall have the right to audit the books and records referred to in Section 8.1 within the two (2) year period that next follows the end of the calendar year to which such books and records relate. The costs of any such audit shall be borne by the Royalty Owner. Any claims of discrepancies disclosed by such audit shall be made in writing to the Grantor within two (2) months of the completion of such audit. The Grantor shall respond to any such claims within six (6) months of the receipt of such claims. If the Grantor is unable to respond to the claims during the six (6) month period, one (1) extension of three (3) months shall be allowed if requested in writing by the Grantor within such six (6) month period.

8.3   Confidentiality

     The Royalty Owner shall keep all information provided to it pursuant to this Agreement (including, without limitation, information made available to it in connection with any audit, examination or inspection conducted by the Royalty Owner pursuant to this Article 8) strictly confidential, and shall not make any disclosure with respect to same except:

(a)	to its officers, directors and employees, contractors, lenders, and its and their professional advisors to the extent necessary for the implementation of this Agreement, the RO Facilities or any other agreement contemplated hereby, on a confidential basis;

(b)	to the extent reasonably necessary for the enforcement of this Agreement;

(c)	in connection with any legal proceedings hereunder;

(d)	when ordered to do so by a Court of competent jurisdiction; and

(e)	information which is or becomes publicly available through no act or omission of the Royalty Owner, or which becomes available to the Royalty Owner, with no confidentiality restrictions attached thereto, from a source other than the Grantor.

8.4   Extension of Time under Limitations Act

     The two (2) year period for seeking a remedial order under section 3(1)(a) of the Limitations Act (Alberta) as amended from time to time, for any claim (as defined in that Act) arising in connection with this Agreement is extended to:

(a)	two (2) years after the time this Agreement permitted that audit to be performed for claims disclosed by an audit; and

(b)	four (4) years for all other claims.

ARTICLE 9
POOLING, UNITIZATION, SURRENDER AND ABANDONMENT

9.1   Pooling and Unitization

     Notwithstanding anything in this Agreement, the Grantor shall have full right, power and authority to pool or unitize any of the Petroleum and Natural Gas Rights comprised in the Properties with any other Petroleum and Natural Gas Rights without the prior consent of the Royalty Owner, provided that the Grantor, acting in a reasonable and prudent manner, determines that the pooling or unitization and the terms thereof are in accordance with prudent oil and gas industry practises.

9.2   Surrender

     Notwithstanding anything in this Agreement and subject to the Title and Operating Documents, the Grantor shall be entitled to surrender any Lease, in whole or in part, to the lessor thereunder without the prior consent of the Royalty Owner, provided that the Grantor, acting reasonably and in accordance with prudent oil and gas industry practises determines that all of the wells located on the lands subject to such Lease are incapable of producing Petroleum Substances in commercially feasible quantities. In respect of any Lease, this Agreement and the Royalty shall apply only to matters that occur prior to the time of surrender of such Lease and shall not apply to any matters that occur from and after the time of such surrender.

9.3   Abandonment

     Notwithstanding anything in this Agreement, the Grantor shall have, in respect of the Properties, full right, power and authority to authorize the abandonment of any well without the prior consent of the Royalty Owner, provided that the Grantor, acting reasonably and in accordance with prudent oil and gas industry practises, determines that such well is incapable of producing Petroleum Substances in commercially feasible quantities. In respect of any Well, this Agreement and the Royalty shall apply only to matters that occur prior to the time of abandonment of such Well and shall not apply to any matters that occur from and after the time of such abandonment.

ARTICLE 10
ASSIGNMENT

10.1   Restrictions on Assignment

     Except as permitted by Section 10.3, neither the Grantor nor the Royalty Owner shall sell, assign, transfer, convey, mortgage, pledge, charge, or grant (in this Section 10.1, an “Assignment”) any security interest in, or otherwise dispose of or encumber (in this Section 10.1, an “Encumbrance”) any interest in this Agreement, unless the written consent to any such Assignment or Encumbrance is first obtained from the non-disposing or non-encumbering Party, as the case may be, which consent shall not be unreasonably withheld. No such Assignment or Encumbrance shall be effective against the non-assigning or non-encumbering Party unless an agreement satisfactory to the non-assigning or non-encumbering Party, acting reasonably, is first executed by:

(a)	each Party making such Assignment or Encumbrance;

(b)	the Person that is the grantee of such Assignment or Encumbrance; and

(c)	the non-assigning or non-encumbering Party.

     In such agreement, the Person that is the grantee of such Assignment or Encumbrance shall covenant to be bound by any of the terms and conditions of this Agreement that may apply to any interest transferred by such Assignment or Encumbrance.

10.2   Multiple Royalty Owners

     Notwithstanding that more than one Person may beneficially own a portion of the Royalty, the Grantor shall be entitled to communicate exclusively with the Royalty Owner in respect of any matter arising pursuant to this Agreement, and to deliver to the Royalty Owner any payment, statement, designation, notice or any similar type of communication required hereunder.

10.3   Grant and Assignment of Security

(a)	The Parties acknowledge that:

(i)	the Royalty Owner shall enter into credit facilities with its lenders (the “RO Lenders”) from time to time pursuant to which the RO Lenders shall provide various forms of credit arrangements and accommodations, most of which shall be for the direct or indirect benefit of the Grantor and some of which (such as commodity price swaps) may be entered into directly with the Grantor (such credit arrangements and accommodations collectively called the “RO Facilities”);

(ii)	the RO Facilities shall be secured by, inter alia, guarantees and indemnities provided by the Grantor and the Grantor’s obligations thereunder shall be secured by way of security interests (collectively, together with any subordination or postponement agreements entered into by the Grantor with, inter alia, the RO Lenders, called the “Grantor Security Interests”) granted by the Grantor in all of the Grantor’s assets charged by such Security Interests, which may include without limitation the Properties, the Reserve and this Agreement (the “Collateral”);

(iii)	the terms and conditions of the RO Facilities and the Grantor Security Interests may contain limitations and restrictions upon the Parties with respect to this Agreement, the Collateral and the Royalty including, without limitation, upon the ability of the Parties to amend this Agreement, assign their rights hereunder in whole or in part, dispose of the Properties in whole or in part and the use of the proceeds thereof, and the use of the Reserve;

(iv)	the actions of the Parties and their relationship pursuant to this Agreement shall be subject to the provisions of the RO Facilities and the Grantor

Security Interests, to the extent so provided therein, and to the extent of a conflict between the provisions of this Agreement and the provisions of the RO Facilities or the Grantor Security Interests, the latter shall govern; and

(v)	to the extent provided for therein, the Grantor Security Interests shall at all times be in priority to and paramount to the Royalty, including for greater certainty the grant of the Royalty in respect of any future Properties.

(b)	Notwithstanding any other provision of this Agreement:

(i)	each of the Parties shall be entitled to mortgage, pledge, charge, grant a security interest in, postpone and subordinate their rights respecting or otherwise encumber any of the Collateral to secure any present or future obligation or liability of the Royalty Owner or Grantor in respect of or in relationship to the RO Facilities, or of the Grantor that may arise pursuant to the Credit Facilities or Swap Arrangements, including for greater certainty any guarantees, indemnities or security interests required of the Grantor in connection with the Credit Facilities;

(ii)	any Lender, or RO Lender, or any receiver, receiver-manager, enforcement agent or any similar Person appointed by an RO Lender or Lender (each a “Secured Party”) enforcing or realizing upon any encumbrance or security interest that was granted by the Grantor in respect of any Collateral or by the Royalty Owner in respect of this Agreement or the Royalty, shall be entitled to sell, assign or otherwise dispose of in whole or in part (A) any such encumbrances or security interests or (B) any of such Collateral;

10.4   Enforcement of Security

     If a Secured Party enforces its rights and remedies in respect of any mortgage, pledge, charge, security interest or other encumbrance or Grantor Security Interest granted by the Grantor against the Properties or any of them and such Secured Party sells, assigns or otherwise disposes of the Properties, or any of them, such sale, assignment or other disposition shall constitute a Concurrent Disposition for the purposes of this Agreement and any surplus proceeds of such sale, assignment or other disposition remaining after the liabilities and obligations secured thereby are indefeasibly satisfied and discharged shall constitute proceeds of such Concurrent Disposition and shall be dealt with in accordance with Section 6.5.

10.5   Dispositions Subject to This Agreement

     Notwithstanding anything in this Agreement, if either Party assigns, sells, mortgages, pledges, charges, transfers, conveys, grants any security interest in, encumbers or otherwise disposes of any interest in this Agreement (other than to a Lender or pursuant to any Grantor Security Interest, or to any Person acquiring an interest in any Properties pursuant to an enforcement or realization thereof), then each Party hereto shall adopt the position in any matter arising pursuant to this Agreement, that the Person (other than a Lender, any RO Lender, any Secured Party or any Person acquiring an interest in any Properties pursuant to an enforcement or realization of security interests by any of them) that is the grantee of such disposition is subject to the terms and conditions of this Agreement which are applicable to any interest transferred by such disposition.

ARTICLE 11
INSURANCE

11.1   Maintenance

     The Grantor shall obtain and maintain property damage and third party liability insurance coverage to provide protection for the Properties that is at or above industry standards and which, in any event, shall provide insurance coverage for property damage, general liability and, where appropriate in the reasonable opinion of the Grantor, business interruption. Such insurance shall be maintained with reputable insurers and in such amounts as the Grantor, in its reasonable opinion, determines to be appropriate, having regard to insurance maintained pursuant to the Title and Operating Documents and normal oil and gas industry standards in Canada.

ARTICLE 12
NOTICES AND PAYMENTS

12.1   Addresses for Service and Payments

     All payments in respect of the Royalty shall be paid or tendered to the Royalty Owner at its address for notices specified herein, or at such other place or depository as the Royalty Owner may specify in a written notice delivered to the Grantor, provided that no change in the place at which payments in respect of the Royalty are to be paid or tendered shall be effective unless thirty (30) days have elapsed after the date on which the Grantor received such written notice.

12.2   Delivery and Deemed Receipt of Notices

(a)	Notwithstanding anything in this Agreement, any notice, designation, statement or similar communication required by or permitted in this Agreement shall be in writing;

(b)	Any notice, designation, statement or similar communication may be served upon the Party for whom such communication was intended by causing such communication to be delivered:

(i)	to the address for service, as specified herein, of such Party, during a Business Day and during the usual business hours of such Party; or

(ii)	by telefacsimile or any similar method in which printed documents can be electronically transmitted and reproduced, to the telefacsimile number for service, as specified herein, of such Party, during a Business Day and during the usual business hours of such Party;

(c)	Any notice, designation, statement or communication delivered in accordance with either subsection 12.2(b)(i) or 12.2(b)(ii) shall be deemed to have been received by the Party for whom such communication was intended on the Business Day on which such communication was delivered; and

(d)	Any notice, designation, statement or communication delivered in a manner that is not in accordance with either subsection 12.2(b)(i) or 12.2(b)(ii) shall be deemed to have been received by the Party for whom such communication was intended on the first Business Day that follows the day on which such communication was actually delivered to such Party.

12.3   Addresses and Telefacsimile Numbers for Service

(a)	The address and telefacsimile number for service of each of the Grantor and the Royalty Owner for any notice, designation, statement or similar communication required by or permitted in this Agreement shall be:

(i)	the Grantor:

Paramount Energy Operating Corp. As Trustee of Paramount Operating Trust #500, 630 – 4th Avenue S.W. Calgary, Alberta T2P 0J9 Attention: The President Facsimile: (403) 269-4444

(ii)	the Royalty Owner:

Computershare Trust Company of Canada #710, 530 – 8th Avenue S.W. Calgary, Alberta T2P 3S8 Calgary, Alberta Attention: Manager, Corporate Trust Department Facsimile: (403) 267-6598

12.4   Change of Address

     Either Party may change its address or telefacsimile number for service by specifying such change and the new address or telefacsimile number for service, as the case may be, in a written notice delivered to the other Party in accordance with Section 12.2.

ARTICLE 13
MISCELLANEOUS

13.1   Enurement

     This Agreement shall enure to the benefit of and be binding upon each Party and their respective successors and permitted assigns.

13.2   Waivers in Writing

     No waiver by either Party of any breach of any of the covenants, terms and conditions contained herein shall be effective or be binding upon either Party unless such waiver is expressed in writing. Any such waiver so expressed shall not limit or affect the waiving Party’s rights in respect of any breach, other than the breach for which the waiver was intended to apply.

13.3   Time of Essence

     Time is of the essence in this Agreement.

13.4   No Partnership

     Nothing herein shall be construed as creating a partnership and no Party shall have any partnership rights or liabilities hereunder or in connection herewith.

13.5   Severability

     The terms and provisions of this Agreement shall be severable in the event that a Court of competent jurisdiction rules that any term or provision hereof is either unenforceable or invalid. Each Party agrees that the unenforceability or invalidity of any one or more of the terms or provisions of this Agreement shall not render any of the other terms or provisions hereof unenforceable or invalid and that this Agreement shall be construed as if such unenforceable or invalid term or provision was, to the extent of such unenforceability or invalidity, not contained herein.

13.6   Amendments

     No amendment, alteration or variation of this Agreement or of any of its terms or conditions shall be binding upon either Party unless such amendment, alteration or variation is in writing and signed by the duly authorized representatives of each Party.

ARTICLE 14
CONCERNING THE TRUSTEE AND PEOC

14.1   Acknowledgement

     The Parties acknowledge and agree that:

(a)	PEOC and the Trustee have entered into this Agreement solely in their capacities as trustees of the Grantor and the Royalty Owner, respectively;

(b)	the obligations of the Royalty Owner hereunder shall not be personally binding upon the Trustee or any of the Unitholders in their respective capacities as such;

(c)	the obligations of the Grantor hereunder shall not be personally binding upon PEOC, any beneficiary of the Grantor or, for greater certainty, any beneficiary of any such beneficiary, in their respective capacities as such;

(d)	any recourse against the Royalty Owner, the Trustee or any Unitholder, in their respective capacities as such, in any manner in respect of any indebtedness, obligation or liability of the Royalty Owner arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, including without limitation claims based in contract, negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the Trust Indenture; and

(e)	any recourse against the Grantor, PEOC, any beneficiary of the Grantor or, for greater certainty, any beneficiary of any such beneficiary, in their respective capacities as such, in any manner in respect of any indebtedness, obligation or liability of the Grantor arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, including without limitation claims based in contract, negligence, tortious behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Properties as defined in the First Amended and Restated Trust Indenture made effective as of August 1, 2002 as the same may be amended, restated or replaced from time to time, and relating to the Paramount Operating Trust.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the date first above written.

Paramount Energy Operating Corp., as Trustee for and on behalf of PARAMOUNT OPERATING TRUST	Computershare Trust Company of Canada, as Trustee for and on behalf of the PARAMOUNT ENERGY TRUST

Per:	Per:

Per:	Per:

Schedule A to an Agreement made effective as of July 1, 2002 between Computershare Trust Company of Canada, as Trustee for and on behalf of Paramount Energy Trust and Paramount Energy Operating Corp., as Trustee for and on behalf of Paramount Operating Trust

P&NG Rights